Exhibit 4.5

Telecom Italia Group – Telecom Italia S.p.A. Direction and coordination
Registered Office in Rome at Via della Pineta Sacchetti no. 229
PEC - Certified Electronic Mail: adminpec@timedia.telecompost.it
Share capital 15,902,323.62 euros fully paid up
Tax Code and Rome Business Register Number 12213600153 - VAT Registration Number 13289460159

EXTRACT FROM THE NOTICE CALLING A SPECIAL MEETING OF SAVINGS SHAREHOLDERS

Those entitled to vote in a special meeting of the savings shareholders of Telecom Italia Media S.p.A. (the “Company”) are hereby called (in a single call) to meet at 3:00 p.m. on 30 September 2015 in Rozzano (Milan), Viale Toscana no. 3 (the “Special Meeting”), to discuss and vote on the following agenda.

The call of Special Meeting has been requested by the Common Representative of savings shareholders pursuant to article 146, subsection 2 of Legislative Decree 58/1998

AGENDA

1.	Communications by the Common Representative on settlement and judicial initiatives undertaken. Related and consequent resolutions.

2.	Report by the Common Representative of savings shareholders. Related and consequent resolutions.

3.	Determination of the remuneration of the appointed professionals. Integration of the account set up to cover expenses. Related and consequent resolutions.

Information regarding the terms and procedures:

- for the availability of the explanatory report by the Common Representative of savings shareholders on items on the agenda;

- for the presentation of proposals/supplementary agenda;

- for exercising the right to ask questions before the Special Meeting;

- for attendance at the Special Meeting and the exercise of voting rights by proxy (record date: 21 September 2015); and

- for organizational aspects of the Special Meeting;

is set out in the full call notice, the text of which - together with the documentation relating to the Special Meeting - is published in compliance with the terms and conditions of applicable law, on the Company’s website at www.telecomitaliamedia.it/assemblearisparmio.

Milan, 28 August 2015

The Common Representative of Savings Shareholders

Mr. Dario Romano Radaelli